Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (No. 333-179123) on Form S-3/ASR and (Nos. 333-167945, 333-137836, 333-118222 and 333-118215) on Form S-8 of Petroleum Development Corporation of our report dated May 11, 2012, with respect to the Statement of Revenues and Direct Operating Expenses of the Oil and Gas Properties Under Contract for Purchase by Petroleum Development Corporation from Merit Energy for the year ended December 31, 2011, which report appears in the Form 8-K of Petroleum Development Corporation dated May 14, 2012. Our report dated May 11, 2012 contains an explanatory paragraph that states the statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and expenses of the properties.

/s/ KPMG LLP

Dallas, Texas
May 11, 2012